                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of September 1, 2000 by and between WILLIAM C. MORTIMORE (the "Executive") and MERGE TECHNOLOGIES INCORPORATED, a Wisconsin corporation (the "Company").

                                R E C I T A L S:

         A. The Company is engaged in the provision of medical diagnostic imaging connectivity hardware, software and consulting solutions therefor, for healthcare facilities. The business in which the Company is engaged in time-to-time during the term of this Agreement, inclusive of those new lines of business, if any, in which the Company is working toward entering from time-to-time are hereinafter collectively referred to as the "Business"; and

         B. The Company desires to employ the Executive and the Executive desires to accept such employment;

                  NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive do hereby agree as follows:

                  1. Employment and Duties. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ the Executive as the Chairman of the Company, to perform such duties as may be assigned, from time to time, by the Board of Directors of the Company (the "Board") and to render such additional services and discharge such other responsibilities as the Board may, from time to time, stipulate.

                  2. Performance. The Executive accepts the employment described in Section 1 of this Agreement and agrees to devote all of his working time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and responsibilities as the Board may, from time to time, stipulate. Without limiting the generality of the foregoing, the Executive ordinarily shall devote not less than five days per week except for regular business holidays observed by the Company, the Executive's vacation days, and days allowed for sick leave to his employment with respect to the Company Business.

                  3. Term. The term of employment under this Agreement shall commence on September 1, 2000 (the "Commencement Date") and shall remain in effect until terminated by either Executive or the Company by giving thirty (30) days written notice of termination. The period of time in which Executive is employed shall constitute the "Employment Period," and each calendar year or portion of a calendar year during the Employment Period is hereinafter sometimes referred to as a "Year." The parties agree that this Agreement may be terminated by either party without cause or good reason, and without the obligation to pay any severance pay, at any time, subject to the aforesaid notice requirement.

                  4. Salary. For all the services to be rendered by the Executive hereunder, the Company agrees to pay a salary at a rate of no less than sixteen thousand six hundred sixty-six and 67/100 dollars ($16,666.67) per month ("Salary"), payable in the manner and frequency in which the Company's payroll is customarily handled, and subject to annual review at the time annual reviews of the salaries of other senior executive officers are to be conducted.

                  5. Bonus. During the Employment Period, the Executive shall be eligible for an annual performance bonus of up to twenty-five percent (25%) of Salary, dependent on achievement of defined performance targets. These targets will be mutually agreed upon by the Executive and the Executive Committee of the Board within sixty (60) days after commencement of each Year. For each Year the annual performance bonus is to be paid, it shall be paid within thirty (30) days of the completion of the year-end financial statements for that Year, but in no event later than May 31 of the following year. Upon achievement of defined performance targets, the Executive will be eligible to receive a pro-rated bonus equal to twenty-five percent (25%) of the annual performance bonus for calendar year 2000, with respect to operations of the Company during the calendar year 2000. Any dispute as to whether Executive met the performance targets for a Year shall be determined conclusively by the Executive Committee of the Board.

                  6. Paid Time Off. The Executive shall be entitled to paid time off for vacation, illness, holiday and personal reasons in accordance with the Company's paid time off policy at the rate offered to the most senior employees of the Company with the longest tenure.

                  7. Insurance. During the Employment Period, the Company shall be entitled to procure life insurance for the Company's sole benefit and at the Company's sole cost and the Executive agrees to cooperate in obtaining such insurance.

                  8. Disability Benefit. If at any time during the Employment Period the Executive is permanently unable to perform fully his duties hereunder by reason of illness, accident, or other disability (as confirmed by competent medical evidence by a physician selected by the Executive Committee), the Executive shall be entitled to receive periodic payments of Salary to which he would otherwise be entitled pursuant to Section 4 of this Agreement by reason of his employment for a period of two (2) months. Notwithstanding the foregoing provision (i) the amounts payable to the Executive pursuant to this Section 8 shall be reduced by any amounts received by the Executive with respect to any such incapacity pursuant to any insurance policy, plan, or other employee benefit provided to the Executive by the Company; and
(ii) in no event will the terms of this Agreement supersede any health or disability benefit to which Executive is entitled under applicable state or federal law.

                  9. Executive Options. The Executive shall be granted options to acquire one hundred forty-two thousand two hundred seventy-eight (142,278) shares of the Company's common stock at the closing market price (the "Strike Price") at the end of the day on the date immediately preceding the Commencement Date. These options will vest at the rate of twenty-five percent (25%) of the total number of shares subject to options (or thirty-five thousand five-hundred sixty-nine (35,569) shares) beginning one year after the Commencement Date and thereafter an additional twenty-five percent (25%) of such number of shares will vest on each of the second, third and fourth year anniversaries of the Commencement Date. The options will be exercisable for a period of six (6) years from the Commencement Date, subject to the terms of the Company's Employee Stock Option Plan (the "Plan"). Additional options may be granted in succeeding years, in the sole discretion of the Board. In the event that Executive is terminated without cause during the Employment Period and prior to the first twenty-five percent (25%) of the total options referenced herein vesting, upon such termination and at the sole discretion of the Board, either: (i) thirty-five thousand five-hundred sixty-nine (35,569) shares (aggregating twenty-five percent (25%) of the options referenced herein) will vest immediately, or (ii) the Company will compensate Executive for such unvested thirty-five thousand five-hundred sixty-nine (35,569) shares with the difference between the Strike Price and the closing market price of the Company's common stock as of the day of Executive's termination, adjusted by an amount necessary to compensate Executive for the fact that such payment will be taxed as ordinary income by the Internal Revenue Service and not as capital gains.

         The Company's Employee Stock Option Plan currently has restrictions on the quantity of options, which may be issued to any one participant per fiscal year. The Company hereby agrees to resolve this limitation through a new proposal or amendment at the November, 2000 Board meeting to permit the grant of options for the number of shares called for herein. In the event that this has not occurred by December 31, 2000, the Company shall award Executive the maximum number of options allowable under the Plan for fiscal year 2000, and the maximum number of options allowable under the plan for each Year thereafter until Executive has been awarded 220,000 options. In the event Executive is terminated following the first anniversary of the Commencement Date but before he has been awarded 142,278 options, all of the options granted through the date of his termination shall immediately vest, and in the sole discretion of the Board, the Executive shall receive either (i) the number of options equal to the difference between the number of options he was awarded through the date of his termination and 142,278, which options shall immediately vest; or (ii) an amount equal to the difference between the Purchase Price and the closing market price on the date of termination multiplied by the number of options described in clause (i) of this sentence, adjusted by an amount necessary to compensate Executive for the fact that such payment will be taxed as ordinary income by the Internal Revenue Service and not as capital gains. The Executive shall receive the options to be awarded under clause (i) of the preceding sentence or the amount of money to be paid pursuant to clause (ii) of the preceding sentence within thirty (30) days of his termination.

                  10. Change in Control. In the event of a "change in control" of the Company ("change in control" of the Company shall mean a change in the ownership of fifty percent (50%) or more of the outstanding stock of the Company in a single transaction or a change of fifty percent (50%) or more of the members of the Board in a single transaction, other than pursuant to nomination of a new slate of directors where there has been no material change in beneficial ownership of the Company, within 180 days preceding such nomination, then all of the options granted as of the Commencement Date (options to purchase one hundred forty-two thousand two hundred seventy-eight (142,278) shares) will immediately vest and become exercisable. In the event of a change in control as (described above) and the Executive is: (i) involuntarily terminated within 120 days following the change in control; or (ii) voluntarily terminates his employment with the Company within 120 days, following either:
(a) any reduction in Executive's responsibilities or authority with respect to the Business; (b) a reduction in Executive's compensation package, including Salary, in effect immediately prior to the change in control; or (c) the relocation of the Company's principal place of business more than 30 miles further from Executive's residence as of the date of this Agreement; then the Executive will be entitled to twelve (12) months Salary as a change in control allowance, to be paid in a single payment within thirty (30) days of the termination of Executive's employment.

                  11. Share Purchase and Loan. During the first six (6) months following the Commencement Date, the Executive will be entitled to purchase up to two hundred thousand dollars ($200,000) of shares of common stock from the Company's treasury ("Shares") at the closing price(s) of the Company's common stock on the date(s) of purchase. The Company agrees to loan up to fifty percent (50%) of the funds invested to purchase the Shares (up to one hundred thousand dollars ($100,000)) as a full recourse loan bearing interest at the Applicable Federal Rate at the time of the Loan and secured by a first security interest in the Shares. In addition to the Promissory Note (the form of which is attached as Exhibit A) and Security Agreement, Executive will be required to deliver to the Company at the time of the Loan assignments separate from certificate duly endorsed in blank by the Executive. Executive will be required to pay interest monthly. The principal amount of the loan must be repaid by Executive upon the earliest to occur of (i) sale of any of the Shares, (ii) termination of Executive's employment with the Company, or (iii) six (6) years from the date the loan is issued.

                  12. Other Benefits. Except as otherwise specifically provided herein, during the Employment Period, the Executive shall be eligible for all non-wage benefits the Company provides generally for its other salaried employees.

                  13.      Business Expenses.

                           (a) Reimbursement. The Company shall reimburse the
                  Executive for the reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses and mobile phone expenses.

                           (b) Accounting. The Executive shall provide the
                  Company with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Company. The Executive shall provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Company to the Executive promptly after receipt by the Company of appropriate documentation therefor.

                  14. Severance. In the event that the Executive is terminated for any reason other than gross negligence, commission of a felony in connection with his employment or material violation of any established

Company policies, the Company shall pay the Executive, as a severance allowance, an amount equal to four (4) months of his then current salary if such termination occurs on or before February 28, 2001, five (5) months of his then current salary if such termination occurs between March 1, 2001 and August 31, 2001, or six (6) months of his then current salary if such termination occurs after September 1, 2001. The amount of the severance allowance provided for in this Section 15 shall be paid in a single lump sum within thirty (30) days of the termination of the Executive's employment. From time to time after September 1, 2001, the Executive's severance allowance shall be subject to review and adjustment at the time reviews and adjustments of the severance allowance for other senior executives of Company are to be conducted. Notwithstanding anything to the contrary contained herein, in the event the Executive elects to receive (pursuant to the operation of Section 11) twelve (12) months' Salary following a change in control event and Executive's voluntary or involuntary termination, then Executive shall not be entitled to any payment of severance pursuant to this Section 15. In the event a change in control occurs and the Executive is not entitled to twelve (12) months' Salary pursuant to Section 11, then the Executive shall continue to be entitled to receive severance payments per this
Section 15.

                  15. Surrender of Properties. Upon termination of the Executive's employment with the Company, regardless of the cause therefor, the Executive shall promptly surrender to the Company all property provided him by the Company for use in relation to his employment, and, in addition, the Executive shall surrender to the Company any and all confidential sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, Business, and operations of the Company in his possession.

                  16. Inventions and Secrecy. Except as otherwise provided in this Section 17, the Executive:

                           (a) shall hold in a fiduciary capacity for the
                  benefit of the Company all secret or confidential information, knowledge, or data of the Company or its Business or production operations obtained by the Executive during his employment by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Executive) and shall not, during his employment by the Company and after the termination of such employment for any reason, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company;

                           (b) shall promptly disclose to the Company all
                  inventions, ideas, devices, and processes made or conceived by him alone or jointly with others, from the time of entering the Company's employ until such employment is terminated, relevant or pertinent in any way, whether directly or indirectly, to the Company's Business or production operations or resulting from or suggested by any work which he may have done for the Company or at its request;

                           (c) shall, at all times during his employment with
                  the Company, assist the Company (entirely at the Company's expense) to obtain and develop for the Company's benefit patents on such inventions, ideas, devices and processes, whether or not patented; and

                           (d) shall do all such acts and execute, acknowledge
                  and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such inventions, ideas, devices, and processes referred to above.

The foregoing to the contrary notwithstanding, the Executive shall not be required to assign or offer to assign to the Company any of the Executive's rights in any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless: (A) the invention related to (i) the Business of the Company; or (ii) the Company's actual or demonstrably anticipated (with the realistic prospect of occurring) research or development; or (B) the invention results from any work performed by the Executive for the Company. The Executive acknowledges his prior receipt of written notification of the limitation set forth in the preceding sentence on the Executive's obligation to assign or offer to assign to the Company the Executive's rights in inventions.

                  17.      Confidentiality of Information: Duty of
Non-Disclosure.

                           (a) The Executive acknowledges and agrees that his
                  employment by the Company under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the Business of the Company. Accordingly, the Executive agrees that after the date of this Agreement at all times he will not, directly or indirectly, without the express consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company, including, but not limited to, information pertaining to its customers, prospective customers, services, products, earnings, finances, operations, methods or other activities, provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally, or known by Executive prior to his employment with the Company. Further, the Executive agrees that he shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any confidential figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the Business of the Company or obtained as a result of his employment by the Company. The Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company. The covenants contained in this Section 18 shall survive the termination of this Agreement.

                           (b) The Executive agrees and acknowledges that the
                  Company does not have any adequate remedy at law for the breach or threatened breach by the Executive of his covenant, and agrees that the Company shall be entitled to injunctive relief to bar the Executive from such breach or threatened breach in addition to any other remedies which may be available to the Company at law or in equity.

                  18.      Covenant Not to Compete.

                           (a) During Employment Period. During the Employment
                  Period, the Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole and reasonable discretion of the Company, engage in any other business activity for gain, profit, or other pecuniary advantage (excepting the investment of funds in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made) or engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, with the operation, management, or conduct of any business that competes with the Business of the Company.

                           (b) Following Termination of Employment Period.
                  Within the two (2) year period immediately following the end of the Employment Period, regardless of the reason therefor, the Executive shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company: (A) engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise with the operation, management, or conduct of any business similar to the Business being conducted at the time of such termination within a 100-mile radius from Milwaukee, Wisconsin; (B) directly solicit, contact, interfere with, or divert any customer served by the Company for the Business, or any prospective customer identified by or on behalf of the Company, during the Executive's employment with the Company; or (C) directly solicit any employee then employed by the Company or previously employed by the Company within the one year period preceding termination of the Executive's employment with the Company to join the Executive, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the Business of the Company being conducted at the time of such termination.

                           (c) Acknowledgment. The Executive acknowledges that
                  the restrictions set forth in Section 19 are reasonable in scope and essential to the preservation of the Business of the Company and proprietary properties and that the enforcement thereof will not in any manner preclude the Executive, in the event of the Executive's termination of employment with the Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of his family, and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

                           (d) Severability. The covenants of the Executive
                  contained in Section 19 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law, such sentence, paragraph, clause or combination of the same shall be void, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

                  19.      Arbitration.

                           (a) Subject to the terms of Section 21(h) below, upon
                  presentation of a written claim or claims (collectively "Claims") arising out of or relating to this Agreement, or the breach hereof, by an aggrieved party, the other party shall have thirty (30) days in which to make such inquiries of the aggrieved party and conduct such investigations as it believes reasonably necessary to determine the validity of the Claims. At the end of such period of investigation, the complained of party shall either pay the amount of the Claims or the arbitration proceeding described in Section 20(b) shall be invoked, subject to the terms of Section 20(g) below.

                           (b) In the event that the Claims are not settled by
                  the procedure set forth in Section 20(a), the Claims shall be submitted to arbitration conducted in accordance with the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA") except as amplified or otherwise varied hereby.

                           (c) The parties shall submit the dispute to the
                  Milwaukee, Wisconsin regional office of the AAA and the situs of the arbitration shall be Milwaukee, Wisconsin.

                           (d) The arbitration shall be conducted by a single
                  arbitrator. The parties shall appoint the single arbitrator to arbitrate the dispute within ten (10) business days of the submission of the dispute. In the absence of agreement as to the identity of the single arbitrator to arbitrate the dispute within such time, the AAA is authorized to appoint an arbitrator in accordance with the rules, except that the arbitrator shall have as his principal place of business the Milwaukee, Wisconsin metropolitan area.

                           (e) The single arbitrator selected by AAA shall be an attorney licensed to practice by the State of Wisconsin.

                           (f) Anything in the Rules to the contrary
                  notwithstanding, the arbitration award shall be made in accordance with the following procedure: (i) in the event the dispute involves monetary relief, each party shall, at the commencement of the arbitration hearing, submit an initial statement of the amount each party proposes be selected by the arbitrator as the arbitration award ("Settlement

                  Amount"). During the course of the arbitration, each party may vary its proposed Settlement Amount. At the end of the arbitration hearing, each party shall submit to the arbitrator its final Settlement Amount ("Final Settlement Amount"), and the arbitrator shall be required to select either one or the other Final Settlement Amounts as the arbitration award without discretion to select any other amount as the award. The arbitration award shall be paid within thirty (30) business days after the award has been made, together with interest from the date of award at the rate of nine percent (9%). Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties; (ii) in the event the dispute involves the interpretation of this Agreement, each party shall submit an initial statement of the interpretation each party proposes be selected by the arbitrator as the arbitration award ("Proposed Interpretation"). During the course of the arbitration, each party may vary its Proposed Interpretation. At the end of the arbitration hearing, each party shall submit to the arbitrator its final Proposed Interpretation, and the arbitrator shall select either one or the other final Proposed Interpretations, or a reasonable alternative, as the arbitration award. Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties.

                           (g) Notwithstanding anything to the contrary
                  contained herein, any matter which pursuant to the terms of this Agreement is to be resolved by the Board or the Executive Committee of the Board in its sole discretion shall be so resolved without arbitration.

                  20.      General Provisions.

                           (a) Goodwill. The Company has invested substantial
                  time and money in the development of its products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with the Company, the Executive acknowledges that the customers are the customers of the Company, and that any goodwill created by the Executive belongs to and shall inure to the benefit of the Company.

                           (b) Notices. Any notice required or permitted
                  hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, or (ii) by depositing the notice with a nationally recognized overnight delivery service, all shipping costs prepaid and addressed to the party to whom the notice is to be given at the party's respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

                  As addressed to the Company:              With a copy to:

                  Merge Technologies Incorporated           Shefsky & Froelich Ltd.
                  1126 South 70th Street                    444 North Michigan Avenue
                  Milwaukee, Wisconsin 53214-3151           Suite 2500
                  Attention:  Chief Financial Officer       Chicago, Illinois 60611
                                                            Attention: Mitchell D. Goldsmith, Esq.

                  As addressed to the Executive:

                  Mr. William C. Mortimore
                  S76 W13054 Cambridge Court West
                  Muskego, Wisconsin 53150

                  The notice shall be deemed to be received on the date of its actual receipt by the party entitled thereto.

                           (c) Amendment and Waiver. No amendment or
                  modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board or upon the Executive unless made in writing and signed by him. The waiver by the Company of the breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him.

                           (d) Entire Agreement. This Agreement constitutes the
                  entire Agreement between the parties with respect to the Executive's duties and compensation as an executive of the Company, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment except as set forth herein. No presumption shall be made in favor or against either party based upon who has served as draftsman of this Agreement.

                           (e) Governing Law. This Agreement shall be governed
                  by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

                           (f) Severability. If any provision of this Agreement
                  shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

                           (g) Assignment. The Executive may not under any
                  circumstances delegate any of his rights and obligations hereunder without first obtaining the prior written consent of the Company. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Company, provided either the successor has a net worth greater than the Company at the time of assignment or the Company remains primarily liable with respect to the obligations so assigned.

                           (h) Costs of Enforcement, Litigation. In the event of
                  any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover his or its reasonable attorneys' fees and costs as shall be determined and awarded by the court. Notwithstanding anything to the contrary contained in Section 20 above or elsewhere herein any controversy or dispute with respect to the terms of Section 16, 17, 18 or 19 of this Agreement will survive termination of this Agreement and shall be litigated in the state of federal courts of competent jurisdiction situated in Milwaukee, Wisconsin, to which jurisdiction and venue all parties consent.

                           (i) Mitigation. The Executive shall be obligated to
                  mitigate his damages as a result of voluntary or involuntary termination of employment with the Company. Should the Executive be entitled to change in control payments pursuant to Section 11 or severance payments pursuant to Section 15, then, to the extent that during the twelve (12) month period following change in control termination of employment or during the period of time for which severance payments are paid out (i.e., four, five or six months based upon pre-severance tenure), the Executive receives or accrues direct or indirect compensation for the provision of services (whether an employee, consultant, independent contractor or otherwise, either directly or to an entity controlled by or otherwise affiliated with the Executive), then all such compensation shall be credited dollar-for-dollar to reduce the change in control or severance obligation of the Company to the Executive pursuant to the terms of Section 11 or Section 15, respectively.

                  [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]



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
         IN WITNESS WHEREOF, this Agreement is entered into as of the day and year first above written.

                         COMPANY:

                         MERGE TECHNOLOGIES INCORPORATED

                         By:       /s/ HYMIE S. NEGIN
                               ----------------------------------
                                   Hymie S. Negin, Chairman
                                   Executive Committee of the Board of Directors

                         EXECUTIVE:

                         By:       /s/ WILLIAM C. MORTIMORE
                                   -------------------------------
                                   WILLIAM C. MORTIMORE






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
                                   EXHIBIT A

                          FORM OF STOCK PURCHASE NOTE




                                       35